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                    November 10, 2021

       Jeffrey DiGiovanni
       Senior Vice President and Chief Financial Officer
       StoneMor Inc.
       3331 Street Road
       Suite 200
       Bensalem, PA 19020

                                                        Re: StoneMor Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed March 25,
2021
                                                            File No. 001-39172

       Dear Mr. DiGiovanni:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Mr. Austin So, General
Counsel